UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On January 25, 2024, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Calls Out OPT’s Shameless and Desperate Campaign of Entrenchment; Urges Shareholders to Carefully Evaluate OPT’s Track Record of Dishonesty

EASTON, PA / ACCESSWIRE / January 25, 2024 / Paragon Technologies, Inc. (“Paragon”), a diversified holding company, owning approximately 4.8% of the outstanding shares of Ocean Power Technologies, Inc. (NYSE American:OPTT), (“Company”) (“OPT”), is urging shareholders to carefully evaluate OPT’s track record of dishonesty and vote Paragon’s BLUE proxy card to send a message to the OPT board.

Paragon believes that the OPT board has conducted the most shameless and desperate campaign of entrenchment, instead of fulfilling their duties to shareholders to conduct a fair and lawful annual meeting. Don’t believe OPT’s false statements that “there is no proxy contest.”

At the same time, the OPT board continues to mislead shareholders about the true state of OPT’s financial condition and its future prospects. Since Paragon arrived on the scene, in addition to adopting every entrenchment device conceivable, the OPT board suddenly says the Company will now be profitable…but two years from now.

As a result, the market has lost complete faith in OPT as a viable business…the stock is down almost 90% under this current board and CEO. Never having any shame, OPT is teeing up another $100 million in shareholder dilution through new rounds of equity offerings and teeing up another 2.9 million shares of management stock awards through an increased incentive plan to be voted on at the annual meeting.

If change at the board level is not made this year, we strongly believe the incompetency of the board and CEO, who have failed to even acknowledge the perilous situation at OPT, will likely lead to continued significant decline in shareholder value.

Despite any purported positive news about OPT that the CEO and board announce, the Company’s share price continues to decline. Do not let OPT’s misleading statements about the future of OPT lure you into believing the future will be different.

The market has lost all faith in the management and business strategy at OPT.

If you have voted to Withhold on the white proxy, you should revote the BLUE proxy instead to make your vote against the incumbent directors count. A withhold vote on the white card does not support Paragon’s nominees.

Voting ONLY the BLUE proxy card for change at the board level is the only way to change the direction of OPT’s share price.

If you didn’t receive a BLUE PROXY CARD and want to vote to send OPT’s Board and CEO a message to stop the destruction of shareholder value, please let us know and we will arrange to have the BLUE PROXY CARD sent to you.

Please email us at ir@pgntgroup.com with any questions about how to vote your BLUE proxy card.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll-Free Phone: 855-200-8651
Email: OPTT@allianceadvisors.com

No matter how many shares you hold, we would like to hear from you. Please email us at ir@pgntgroup.com if you need any help in voting your BLUE proxy.

By voting on Paragon’s BLUE universal proxy card, you can send a message to OPT that you do not support their actions in relation to the Annual Meeting and attempting to block the recognition of Paragon’s nominees.

OPT has said that it will disregard proxy votes in favor of Paragon’s director nominees. Whether OPT may lawfully disregard Paragon’s director nominees is an issue that Paragon expects will be resolved by the Delaware courts.

Stockholders should review the section of Paragon’s proxy statement titled “Questions And Answers Relating To This Proxy Solicitation--Why is OPT saying it will disregard Paragon’s director nominations, and how does that impact proxies that stockholders provide to Paragon?”

Paragon Technologies, Inc., together with the other participants named herein, has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying proxy card soliciting votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,649,241 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, are the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, has been and will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.